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EXHIBIT 99.1

                        Contact:
                        Noam Saxonhouse, Investor Relations
                        703.526.5093
                        David Douglass, Corporate Communications
                        703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS THIRD QUARTER RESULTS

Arlington, VA, November 5, 2003—The Mills Corporation (NYSE: MLS), owner and operator of innovative retail and entertainment destinations, announced results of operations for the third quarter of 2003 and for the nine months ended September 30, 2003.

Financial Results

Net income available to common stockholders for the quarter ended September 30, 2003 was $17.5 million or $0.39 per diluted share as compared to $12.8 million or $0.33 per diluted share for the same period one year ago. Net income available to common stockholders for the nine months ended September 30, 2003 was $64.4 million or $1.45 per diluted share as compared to $38.5 million or $1.11 per diluted share for the nine months ended September 30, 2002.

For the quarter ended September 30, 2003, Funds from Operations (FFO) available to common stockholders—a standard measure of operating performance for REITs—increased 28.8% to $51.9 million from $40.3 million for the same period in 2002. On a diluted per share basis, FFO increased 18.1% to $0.85 for the quarter ended September 30, 2003 from $0.72 per diluted share for the quarter ended September 30, 2002. Third quarter 2003 FFO benefited from a FAS 141 adjustment of $1.0 million. The Company also benefited from the delayed implementation of FIN 46. A reconciliation of FFO and FFO per share to income before minority interest and income before minority interest per share is set forth at the end of this press release.

FFO for the nine months ended September 30, 2003 increased 31.6% to $148.0 million from $112.4 million for the same period one year ago. FFO per diluted share for the nine months ended September 30, 2003 increased 12.4% to $2.45 per diluted share from $2.18 per diluted share for the same period in 2002. FFO increases during the first nine months of 2003 are primarily attributable to the recent mall acquisitions and NOI growth in our core portfolio.

Operating Highlights

Operating highlights for our projects, excluding recently acquired assets and non-stabilized development projects, except where noted, were as follows:

•
Excluding the Great Mall of the Bay Area, which was acquired during the quarter, total reported gross tenant sales for the nine months ended September 30, 2003 increased approximately 4.9% to $3.00 billion as compared to $2.86 billion for the prior-year period.
•
Comparable same store specialty tenant sales for stabilized properties, including the recently acquired traditional regional malls, increased 1.3% in the third quarter of 2003 versus the same period in 2002. Comparable same store specialty tenant sales for stabilized Mills Landmark Assets increased 1.1% in third quarter of 2003 versus the same period a year ago.
•
Comparable same store specialty tenant sales for properties owned by the Company for the past 21 months decreased approximately 0.5% for the nine months ended September 30, 2003 versus the same period in 2002. Comparable same store specialty tenant sales for the entire portfolio, including the recently acquired assets, except the Great Mall of the Bay Area, which was acquired during the quarter, decreased approximately 0.5% for the same period.
•
Excluding the Great Mall of the Bay Area, which was acquired during the quarter, for the 12 months ended September 30, 2003, gross specialty tenant reported sales per square foot for the entire portfolio were $335 per square foot versus $325 per square foot for the 12 months ended September 30, 2002.
•
Stabilized comparable property net operating income increased approximately 3.6% for the nine months ended September 30, 2003 as compared to the same period in 2002. Stabilized comparable property net operating income increased approximately 1.2% for the three months ended September 30, 2003 as compared to the same period in 2002. Minimum rents at stabilized comparable properties increased approximately 5.3% to $65.5 million as compared to $62.2 million for the prior-year period. The quarterly growth in NOI was negatively impacted by lumpy items such as higher marketing expenses and lower termination fees in the third quarter of 2003 versus 2002.
•
The average initial base rent for specialty store leases opened during the first nine months of 2003 was $27.65 per square foot, which was 4.9% higher than rents for tenants who closed or whose leases expired during the period. This increase rises to 7.8% if spaces that were combined to form larger formats and spaces that were converted from anchor space to specialty space are removed from the calculation.
•
Stabilized comparable property occupancy was 93.7% on September 30, 2003 versus 92.8% on September 30, 2002. Total portfolio occupancy, including the recent acquisitions and non-stabilized development projects, as of September 30, 2003 was 92.6% versus 92.7% as of September 30, 2002.

Ken Parent, Chief Operating Officer, states, "During the third quarter, our portfolio continued to exhibit positive trends. All of our operating metrics improved when compared to last year's results. Same store sales figures are increasing for both our Mills Landmark Assets and our recently acquired traditional regional malls. Minimum rent increases for our stabilized comparable properties were particularly strong at 5.3% as a result of increasing occupancy and positive rental spreads. We expect this positive momentum to carry over into the fourth quarter of 2003 and into 2004."

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 25 retail and entertainment destination centers totaling approximately 32 million square feet. Currently, the Company has seven projects under construction and/or development around the world. The Company's Internet address is www.millscorp.com.

Supplemental Materials

        The Company's SEC Filings (Forms 10-Q & 10-K) and supplemental information packages (Form 8-K) are available on the Company's website at www.millscorp.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@millscorp.com. The third quarter 2003 supplemental information package will be available on the Company's website at 7:30 am on Wednesday, November 5, 2003.

        The Company will provide an online simulcast of its third quarter 2003 conference call at www.millscorp.com. To listen to the live call, please go to the Company's website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Wednesday, November 5, 2003. An online replay will be available for approximately 90 days at www.millscorp.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1.

  •
  Funds from Operations (FFO)
  •
  Net Operating Income (NOI)
  •
  Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, The Company can give no assurance that its expectations will be attained and it is possible that its actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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4

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
				(Restated)[1]
Statements of Operations Data:
Revenues:
Minimum rent	$59,554	$32,519	$148,118	$83,776
Percentage rent	930	242	1,173	458
Recoveries from tenants	27,134	14,132	71,686	39,239
Other property revenue	5,123	3,734	16,653	10,015
Management fee income from unconsolidated joint ventures	2,748	3,244	9,079	8,614
Other fee income from unconsolidated joint ventures	1,489	1,001	3,769	4,508

Total operating revenues	96,978	54,872	250,478	146,610

Expenses:
Recoverable from tenants	23,977	12,814	62,227	34,414
Other operating	3,836	1,424	8,944	4,168
General and administrative	7,120	3,082	16,256	9,619
Depreciation and amortization	24,180	12,374	57,823	32,380

Total operating expenses	59,113	29,694	145,250	80,581

	37,865	25,178	105,228	66,029
Other income and expenses:
Equity in earnings of unconsolidated joint ventures	4,920	4,910	14,600	14,257
Equity in foreign currency exchange (losses) gains, net	(99)	—	1,185	—
Interest income	3,873	2,141	8,782	5,631
Interest expense	(23,214)	(12,467)	(53,406)	(35,761)
Loss on extinguishment of debt	—	(1,260)	(550)	(1,260)
Other income (expense)	(1,801)	(343)	(2,036)	1,581
Gain on sale of joint venture interests	8,462	—	8,462	—
Foreign currency exchange gains, net	1,842	—	24,922	6,599

Income before discontinued operations and minority interest	31,848	18,159	107,187	57,076
Discontinued operations	—	100	128	298

Income before minority interest	31,848	18,259	107,315	57,374
Minority interest, including Series D preferred unit distributions	(6,409)	(5,462)	(24,020)	(18,833)

Net income	25,439	12,797	83,295	38,541
Series B, C and E preferred stock dividends	(7,908)	—	(18,902)	—

Income available to common stockholders	$17,531	$12,797	$64,393	$38,541

Earnings per Common Share — Basic:
Income available to common stockholders before discontinued operations	$0.40	$0.33	$1.47	$1.12
Discontinued operations	—	—	—	0.01

Income available to common stockholders per common share	$0.40	$0.33	$1.47	$1.13

Earnings per Common Share — Diluted:
Income available to common stockholders before discontinued operations	$0.39	$0.33	$1.45	$1.10
Discontinued operations	—	—	—	0.01

Income available to common stockholders per common share	$0.39	$0.33	$1.45	$1.11

1.
Restatement of Foreign Currency Transactions

        Prior to the fourth quarter of 2002, the Company accounted for its investments in and advances to foreign operations in U.S. dollars. The Company determined that it was appropriate to denominate investments and advances in the currency in which the investee operates. Therefore, the Company restated its operating results for the cumulative foreign currency exchange gains totaling $6.6 million before minority interest for the third quarter of 2002.

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA (Continued)
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
				(Restated)[1]
Funds From Operations:
Income before minority interest	$31,848	$18,259	$107,315	$57,374
Adjustments:
Add: Depreciation and amortization	23,397	11,803	55,630	30,677
Add: Depreciation and amortization of unconsolidated joint ventures	14,938	10,266	38,981	30,981
Less: Gain on sale of joint venture interests	(8,462)	—	(8,462)	—
Less: Gain on foreign currency exchange, net	(1,842)	—	(24,922)	(6,599)
Less: Equity in foreign currency exchange (losses) gains, net	99	—	(1,185)	—

Funds from operations	59,978	40,328	167,357	112,433
Less: Series B, C and E preferred stock dividends and Series D preferred unit distributions	(8,127)	—	(19,354)	—

Funds from operations available to common stockholders	$51,851	$40,328	$148,003	$112,433

Funds From Operations per Common Share (Basic):
Income per common share before minority interest	$0.53	$0.33	$1.80	$1.13
Add: Depreciation and amortization	0.39	0.21	0.93	0.60
Add: Depreciation and amortization of unconsolidated joint ventures	0.25	0.19	0.65	0.61
Less: Gain on sale of joint venture interests	(0.14)	—	(0.14)	—
Less: Foreign currency exchange gains, net	(0.03)	—	(0.42)	(0.13)
Less: Equity in foreign currency exchange gains, net	—	—	(0.02)	—
Less: Series B, C and E preferred stock dividends and Series D preferred unit distributions	(0.14)	—	(0.32)	—

Funds from operations available to common stockholders per common share (Basic)	$0.86	$0.73	$2.48	$2.21

Funds From Operations per Common Share (Diluted):
Income per common share before minority interest	$0.52	$0.33	$1.77	$1.11
Add: Depreciation and amortization	0.38	0.21	0.92	0.60
Add: Depreciation and amortization of unconsolidated joint ventures	0.24	0.18	0.64	0.60
Less: Gain on sale of joint venture interests	(0.13)	—	(0.13)	—
Less: Foreign currency exchange gains, net	(0.03)	—	(0.41)	(0.13)
Less: Equity in foreign currency exchange gains, net	—	—	(0.02)	—
Less: Series B, C and E preferred stock dividends and Series D preferred unit distributions	(0.13)	—	(0.32)	—

Funds from operations available to common stockholders per common share (Diluted)	$0.85	$0.72	$2.45	$2.18

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	44,095	38,425	43,541	34,112
Weighted average common shares and units	59,992	54,964	59,651	50,797
Diluted:
Weighted average common shares	45,052	39,278	44,403	34,973
Weighed average common shares and units	60,949	55,817	60,513	51,657

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THE MILLS CORPORATION SUPPLEMENTAL FINANCIAL DATA (Unaudited, in thousands, except per share data)